Exhibit 99.1

Media Contact:	Roy Wiley, 630-753-2627
Investor Contact:	Heather Kos, 630-753-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR REACHES TENTATIVE SETTLEMENT WITH SEC

OVER RESTATEMENT OF 2002-2005 FINANCIAL RESULTS

WARRENVILLE, Ill. (October 19, 2009) – Navistar International Corporation (NYSE: NAV) announced today that it has reached a tentative settlement of the Securities and Exchange Commission’s investigation into the company’s December 2007 restatement of its financial results for 2002 through the first three quarters of 2005 that will fully resolve the matters under investigation.

The company said the events underlying the restatement have been under investigation by the SEC since 2006 and were the subject of an internal investigation completed by a special committee of the Navistar board of directors in December 2007.

“This settlement will enable our company to put this matter behind us and to continue our focus on building and sustaining our positive momentum on behalf of our shareowners,” said Daniel C. Ustian, Navistar chairman, president and chief executive officer.

Navistar has been providing information to and fully cooperating with the SEC in this investigation and the company and Ustian have reached an agreement with the investigative staff of the SEC that will fully resolve this matter. Under the agreement, which is subject to the approval of the commission, Navistar will consent to the entry of an administrative settlement regarding its pre-restatement accounting practices in specified areas. The company will not pay any fines or penalties.

As part of this administrative settlement with the SEC, Ustian has agreed to return some of his 2004 bonus, the only year in which a bonus was paid during the period. In addition, it is anticipated that several former Navistar employees will agree to a civil penalty.

Steven K. Covey, Navistar senior vice president and general counsel, said that Ustian and the company’s board of directors believe the settlement, which requires neither an admission nor a denial of any wrongdoing “is in the best interest of our shareholders and will avoid the expense and distraction of a potential dispute with the SEC.” Covey also noted that the company has invested heavily in systems and personnel to ensure that events that led to the restatement will not occur in the future.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses, Monaco RV brands of recreational vehicles, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.